COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE
LSB INDUSTRIES, INC. ANNOUNCES INITIAL AMMONIA PRODUCTION AT
PRYOR CHEMICAL COMPANY PLANT

Oklahoma City, Oklahoma – January 19, 2010 - LSB Industries, Inc. (“LSB” or the “Company”), (NYSE: LXU), today announced that production of anhydrous ammonia (“ammonia”), which is the initial feedstock for the production of urea ammonia nitrate (“UAN”), began at its Pryor Chemical Company plant (“Pryor Chemical”) in January 2010, but that the production of UAN from the ammonia feedstock has not yet started.   Production rates of ammonia are currently below targeted annual rates. When in full production, Pryor Chemical expects to produce and sell approximately 325,000 tons of UAN and approximately 35,000 tons of ammonia annually.  The Company also reported that since there was no significant production at Pryor Chemical in the fourth quarter of 2009, it continued to incur and expense approximately $1.6 million per month in start-up costs, in addition to variable costs such as natural gas and electricity.  Those costs are consistent with those incurred during the third quarter of 2009.

The Company pointed out that during this start-up phase, management expects production rates to increase, to the targeted annualized rates and that interruptions in production may occur due to issues that often take place in the course of reactivating a once idle chemical plant.

The Company also stated that when production of UAN and ammonia reaches sustained targeted annual rates, it will issue a notice.

Jack Golsen, LSB’s Chairman & CEO noted, “Equipment and supplier issues have played a role in the delays at Pryor.  Despite these delays, we continue to believe that Pryor Chemical represents a valuable asset for LSB.”

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities. LSB Industries is included in the Russell 2000 Index and the Russell 3000 Index.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects”, “appears”  or similar expressions, and such forward-looking statements include, but are not limited to produce and sell approximately 325,000 tons of UAN and approximately 35,000 tons of ammonia,, increase in production rates to the targeted annualized rates and Pryor Chemical represents a valuable asset for LSB.  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, weather conditions, equipment failure, interruptions in production and certain other factors set forth under “A Special Note Regarding Forward-Looking Statements” contained in the Form 10-K for year ended December 31, 2008 and quarterly reports in Form 10-Q’s for quarters ended March 31, 2009, June 30, 2009 and September 30, 2009,, for a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this letter.

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